EXHIBIT 23.29

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Carlos Guzman, Mining Eng., Registered Member of the Chilean Mining Commission, FAusIMM, Principal and Project Director, NCL Ingenieria y Construccion SpA, hereby consent to the use of my name in connection with the reference to the mineral reserve estimates for the Cerro Moro Project as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

NCL INGENIERIA Y CONSTRUCCION SPA

By:	/s/ Carlos Guzman
Name:	Carlos Guzman, Mining Eng., Registered Member of the Chilean Mining Commission, FAusIMM
Title:	Principal and Project Director

October 6, 2014